Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-255216) pertaining to the Diversey Holdings, Ltd. 2021 Omnibus Incentive Plan of our reports dated March 17, 2023, with respect to the consolidated financial statements and schedule of Diversey Holdings, Ltd., and the effectiveness of internal control over financial reporting of Diversey Holdings, Ltd., included in this Annual Report (Form 10-K) for the year ended December 31, 2022.

/s/ Ernst & Young LLP
Charlotte, North Carolina
March 17, 2023